cosan

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Online

Go to **www.investorvote.com/CZZ** or scan the QR code — login details are located in the shaded bar below.

Important Notice Regarding the Availability of Proxy Materials for Cosan Limited Special Shareholder Meeting to be Held on ______, ___________, _____.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the special shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the special meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement is available at:

www.investorvote.com/CZZ

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.investorvote.com/CZZ.**
Step 2: Click on the icon on the right to view meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before ___________, _____ to facilitate timely delivery.

Shareholder Meeting Notice

The 2020 Special Meeting of Shareholders of Cosan Limited will be held on _____, __________, ____, virtually via the internet at www.meetingcenter.io/213912167. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is _________.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR Proposal 1:

1. Proposal to approve the (i) Merger and Justification Protocol to be entered into by and among Cosan Limited and Cosan S.A., (ii) Deed of Merger to be entered into by and among Cosan Limited and Cosan S.A. and (iii) transactions contemplated by each of such documents, including the merger of Cosan Limited with and into Cosan S.A.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.